Exhibit 4.35

Federal Service for Supervision in the Sphere of Telecom, Information Technologies and Mass Communications

LICENSE

No. 94560 dated December 29, 2011

for the provision of

telecommunication services for provision of communication channels.

This License is provided to

Open Joint-Stock Company

Mobile TeleSystems

Primary State Registration Number of the legal entity (individual entrepreneur) (OGRN, OGRNIP)

1027700149124

Tax Identification Number (INN)

7740000076

Location (address):

4 Marksistskaya Street, Moscow, 109147

The territory of provision of telecommunications services is specified in the Annex.

This license is granted for the period:

up to December 29, 2016

This license is granted based on the decision of the licensing authority — the Order No. 1206 as of December 29, 2011.

This license is complemented with Annex on two pages (page) being the integral part thereto.

Deputy Director	(signature)	O.A. Ivanov
Seal here	(sealed)

Annex to the license No. 94560

Licensing Requirements

1. Open Joint Stock Company Mobile TeleSystems (the Licensee) shall comply with the duration of this license.

Short name:

MTS OJSC

OGRN 1027700149124

INN 7740000076

Location:

4 Marksistskaya Street, Moscow, 109147

2. The Licensee shall start providing telecommunications services in accordance with this license no later than 29.12.2013.

3. The Licensee shall provide telecommunications services for provision of communication channels outside the Russian Federation in accordance with the license in the Russian Federation.

4. Pursuant to this license, the Licensee shall provide to the user the possibility to send electronic communication messages via communication channels formed by transmission lines of licensee’s communication network*.

5. In the course of providing services under this license, the Licensee shall comply with the terms established during allocation of radio frequency bands and assignment (allocation) of radio frequency or radio frequency channel.

6. The Licensee shall implement the requirements for networks and communication facilities established by the Federal Executive Authority in the field of communications in consultation with the authorized state authorities executing operational and investigative activities in order to perform operational and investigative measures, as well as to take measures to prevent the disclosure of organizational and tactical methods of these operations.

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7. The Licensee shall provide information on the base of calculation of mandatory withholdings (non-tax payments) to the universal service reserve according to the manner and form established by the federal executive authority in the field of communications.

* Provision of services under this license may be accompanied by the provision of other services which are inextricably associated technologically with the communication services for the provision of communication channels and aimed at increase of their customer value, if they do not require a separate license.

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Laced, numbered and sealed:

3 (three) page(s)

Chief of Radio Frequency and Communication Licenses Register Department

(signature) I.Yu. Zavidnaya

JANUARY 16, 2012

(Sealed)